AGREEMENT AND PLAN OF MERGER OF

SMILE BUTTON ENTERPRISES, LLC WITH AND INTO

POS SYSTEMS, INC.

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of April 19, 2023, by and between SMILE BUTTON ENTERPRISES, LLC (“SmileButton”), a limited liability company organized and existing under the laws of the State of Arizona (Smile Button being hereinafter sometimes referred to as the “Merging Entity”)), and POS SYSTEMS, INC. (“POS”), a Nevada corporation (POS being hereinafter referred to as the “Surviving Entity”), said two entities being hereinafter referred to collectively as the “Constituent Entities”.

WHEREAS, the Managers, Board of Directors, Members and Shareholders, as the case may be, of each of the Constituent Entities deem it advisable and in the best interests of the Constituent Entities that Smile Button be merged with and into POS, with POS being the Surviving Entity, under and pursuant to the laws of the State of Nevada and the State of Arizona and on the terms and conditions set forth herein; and

WHEREAS, under Arizona Revised Statutes §29-2201 et. seq., an Arizona entity may merge with a foreign entity with the foreign entity being the surviving entity if such merger is authorized by the laws of the foreign entity; and

WHEREAS, under Nevada Revised Statutes §92A.100 et. seq. and §92A.190, a Nevada entity may merge with a foreign entity with the Nevada entity being the surviving entity if such merger is permitted by the laws of the foreign entity.

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE I MERGER

1.1Smile Button shall be merged with and into POS in accordance with the laws of the State of Nevada and the State of Arizona. The separate existence of Smile Button shall thereby cease, and POS shall be the Surviving Entity.

1.2The name which the Surviving Entity shall have after the merger shall be “POS Systems, Inc.”

1.3At the Effective Time (as defined in Section 2.1, below), the separate existence of the Merging Entity shall cease. Except as otherwise specifically set forth, from and after the Effective Time the Surviving Entity shall possess all of the rights, privileges, immunities and franchises, to the extent consistent with its Articles of Incorporation, of the Constituent Entities. All the rights, privileges, powers and franchises of the Merging Entity, of a public as well as of a private nature, and all property, real, personal and mixed of the Merging Entity, and all debts due on whatever account to it, including all choses in action and all and every other interest of or belonging to it, shall be taken by and deemed to be transferred to and vested in the Surviving Entity without further act or deed; and all such property, rights, privileges, immunities and franchises, of a public as well as of a private nature, and all and every other interest of the Merging Entity shall thereafter be the property of the Surviving Entity as they were of the Merging Entity.

1.4From and after the Effective Time, the Surviving Entity shall be subject to all the duties and liabilities of a corporation organized under the laws of the State of Nevada and shall be liable and responsible for all the liabilities and obligations of the Constituent Entities. The rights of the creditors of the Constituent Entities, or of any person dealing with such entities, or any liens upon the property of such entities, shall not be impaired by this merger, and any claim existing or action or proceeding pending by or against either of such entities may be prosecuted to judgment as if this merger had not taken place, or the Surviving Entity may be proceeded against or substituted in place of the Merging Entity. Except as other otherwise specifically provided to the contrary herein, the identity, existence, purposes, powers, franchises, rights, immunities and liabilities of the Surviving Entity shall continue unaffected and unimpaired by the merger.

ARTICLE II

TERMS AND CONDITIONS OF THE MERGER

The terms and conditions of the merger are as follows:

2.1The merger shall become effective at 12:00 noon on April 20, 2023.

The time and date of such effectiveness is referred to in this Agreement as the “Effective Time.”

2.2Prior to the Effective Time, the Constituent Entities shall take all action as shall be necessary or appropriate in order to effect the merger. If at any time after the Effective Time the Surviving Entity shall determine that any further conveyance, assignment or other documents or any further action is necessary or desirable in order to vest in, or confirm to, the Surviving Entity full title to all of the property, assets, rights, privileges and franchises of the Constituent Entities, or either of them, the managers, officers and directors of the Constituent Entities shall execute and deliver all such instruments and take all such further actions as the Surviving Entity may determine to be necessary or desirable in order to vest in and confirm to the Surviving Entity title to and possession of all such property, assets, rights, privileges, immunities and franchises, and otherwise to carry out the purposes of this Agreement and Plan.

ARTICLE III

CHARTER AND BYLAWS; DIRECTORS AND OFFICERS

3.1The Articles of Incorporation of POS, as in effect immediately prior to the Effective Time, shall, after the merger, continue to be the Articles of Incorporation of the Surviving Entity, and no change to such Articles of Incorporation shall be effected by the merger.

3.2The Bylaws of POS, as in effect immediately prior to the Effective Time, shall, after the merger, continue to be the Bylaws of the Surviving Entity, and no change to such Bylaws shall be effected by the merger.

3.3The persons who are the Directors and officers of POS immediately prior to the Effective Time shall, after the merger, continue as the Directors and officers of the Surviving Entity without change to serve, subject to the provisions of the Bylaws of the Surviving Entity, until their successors have been duly elected and qualified in accordance with the laws of the State of Nevada and the Articles of Incorporation and Bylaws of the Surviving Entity.

ARTICLE IV CONVERSION OF SHARES

4.1The Surviving Entity presently has issued an outstanding 5,450,000 shares of

$0.0001 par value common stock (“POS Common Stock”) which are the only outstanding shares of the Surviving Entity.

4.2The Merging Entity presently has issued membership interests to 10 individual members (“Smile Button Interests”), each of whom hold a minimum of 1% of the issued and outstanding membership interests of the Merging Entity.

4.3At the Effective Time, each issued and outstanding 1% of Smile Button Interests shall be converted into 45,000 shares of POS Common Stock. After the Effective Time, each holder of Smile Button Interests will be entitled to receive certificates representing 45,000 shares of POS Common Stock for every 1% of Smile Button Interests. No other cash, shares, securities or obligations will be distributed or issued upon conversion of Smile Button Interests to POS Common Stock.

ARTICLE V MISCELLANEOUS

5.1Notwithstanding anything herein to the contrary, the Managers and the Board of Directors of the Constituent Entities may, in their sole discretion and at any time prior to the filing with the Nevada Secretary of State giving effect to the merger, by resolution duly adopted, abandon the merger if it shall deem such action necessary, desirable and in the best interests of the respective Constituent Entity. In the event of such determination and the abandonment of this Agreement and Plan pursuant to the provisions of this Paragraph 5.1, the same shall become null and void and shall have no further effect. Such termination shall not give rise to any liability on the part of either of the Constituent Entities or their Managers, Members, Directors, Officers or Shareholders in respect of this Agreement and Plan.

5.2This Agreement and Plan embodies the entire agreement between the parties hereto and there are no agreements, understandings, restrictions or warranties between the parties hereto other than those set forth herein or herein provided for.

IN WITNESS WHEREOF, this Agreement and Plan has been signed by the duly authorized officers of the Constituent Entities pursuant to the authorization by the Board of Directors, Shareholders and Members of the Constituent Entities, all as of the day and year first written above.